EXHIBIT 4.1

                     PRIVATE EQUITY LINE OF CREDIT AGREEMENT

           PRIVATE EQUITY LINE OF CREDIT AGREEMENT dated as of April 13, 1998 (the "Agreement"), among the entities listed on Schedule A attached hereto (referred to as the "Investor"), Settondown Capital International Ltd. (the "Placement Agent") located at Charlotte House, Charlotte Street, P.O. Box N. 9204, Nassau, Bahamas, organized and existing under the laws of the Bahamas, and Xybernaut Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company").

           WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase, up to $11,000,000 (the "Aggregate Purchase Price") of the Common Stock (as defined below) and Warrant A and Warrant B (as defined below); and

           WHEREAS, the Company shall issue to the Placement Agent, in return for services rendered (in addition to the fees set forth in Section 13.7 below),
(a) upon the Closing for the Initial Shares (as defined below), (i) 50,000 shares of Common Stock (restricted as set forth below in Section 13.7 (i) below), and (ii) a Warrant A (as defined below) to purchase 20,000 shares of Common Stock; and (b) upon the Closing of each Put, five (5%) percent of that number of Put Shares issued on the Closing of each Put in shares of Common Stock (which shall not be included in the definition of Registrable Securities); and

           WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") and Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder.

           NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

           Section 1.1 "Bid Price" shall mean the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the Principal Market.

           Section 1.2 "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company (except those issued, or to be issued to consultants, employees, or directors of the Company in the ordinary course of business).

           Section 1.3 "Capital Shares Equivalents" shall mean any securities, rights, or obligations that are convertible into or exchangeable for or giving any right to subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities (except those issued, or to be issued to consultants, employees, or directors of the Company in the ordinary course of business).

           Section 1.4 "Closing" shall mean one of the closings of a purchase and sale of the Common Stock pursuant to Section 2.1.

           Section 1.5 "Closing Date" shall mean, with respect to a Closing, the Fourth Trading Day following the Put Date related to such Closing, provided all conditions to such Closing have been satisfied on or before such Trading Day, except with reference to the purchase of the Initial Shares which Closing shall be deemed to be the Subscription Date.

           Section 1.6 "Commitment Amount" shall mean up to the $11,000,000 which the Investor has agreed to provide to the Company in order to purchase the Initial Shares and Put Shares pursuant to the terms and conditions of this Agreement.

           Section 1.7 "Commitment Period" shall mean the period commencing on the earlier to occur of (i) the Effective Date or (ii) such earlier date as the Company and the Investor may mutually agree in writing, and expiring on the earliest to occur of (x) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of $10,000,000, (y) the date this Agreement is terminated pursuant to Section 2.4, or (z) the date occurring two years after the Effective Date.

           Section 1.8 "Common Stock" shall mean the Company's common stock, par value $0.01 per share.

           Section 1.9 "Condition Satisfaction Date" shall have the meaning set forth in Section 7.2.

           Section 1.10 "Damages" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements and costs and expenses of expert witnesses and investigation).

           Section 1.11 "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in Section 7.2(a).

           Section 1.12 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           Section  1.13  "Initial  Shares"  shall have the meaning set forth in
Section 2.8.

           Section  1.14   "Initial   Shares   Investment   Amount"  shall  mean
$1,000,000.

           Section 1.15 "Investment Amount" shall mean the dollar amount to be invested by the Investor to purchase Put Shares with respect to any Put Date as notified by the Company to the Investor, all in accordance with Section 2.2 hereof.

           Section  1.17  "Legend"  shall have the  meaning set forth in Section
9.1.

           Section 1.18 "Market Price" on any given date shall mean the three lowest closing Bid Prices of the Common Stock during the Valuation Period.

           Section 1.19 "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects, or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement, or the Warrants in any material respect, or in the event the Bid Price shall be under $1.00 for three consecutive Trading Days prior to a Put Notice.

           Section 1.20 "Maximum Put Amount" shall mean the amount indicated in the Table below:


------------------------------------------------------------------------------------------------
 Closing Price    30-Day Avg. Daily   30-Day Avg. Daily   30-Day Avg. Daily    30-Day Avg. Daily
                   Trading Volume      Trading Volume      Trading Volume       Trading Volume
                    5,000-25,000        25,001-50,000       50,001-75,000        75,001-Above
------------------------------------------------------------------------------------------------
$ 0.00 - $3.00       $  200,000          $  250,000            $300,000           $  400,000
------------------------------------------------------------------------------------------------
$ 3.01 - $6.00       $  300,000          $  400,000            $500,000           $  600,000
------------------------------------------------------------------------------------------------
$ 6.01 - $8.00       $  500,000          $  600,000            $700,000           $  800,000
------------------------------------------------------------------------------------------------
$ 8.01 - $10.00      $  700,000          $  800,000            $900,000           $1,000,000
------------------------------------------------------------------------------------------------
$10.01 - $12.00      $  900,000          $1,000,000          $1,100,000           $1,200,000
------------------------------------------------------------------------------------------------
$12.01 - $14.00      $1,100,000          $1,200,000          $1,300,000           $1,400,000
------------------------------------------------------------------------------------------------
$14.01 - Above       $1,300,000          $1,400,000          $1,500,000           $1,600,000
------------------------------------------------------------------------------------------------


           Section 1.21 "NASD" shall mean the National Association of Securities Dealers, Inc.

           Section 1.22 "Outstanding" when used with reference to shares of Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

           Section 1.23 "Person" shall mean an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

           Section 1.24 "Principal Market" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market or Nasdaq bulletin board, whichever is at the time the principal trading exchange or market for the Common Stock.

           Section 1.25 "Purchase Price" shall mean (a) with respect to the Initial Shares $1.27 and (b) with respect to Put Shares, ninety (90%) percent (the "Purchase Price Percentage") of the Market Price upon a Put Date (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement).

           Section 1.26 "Put" shall mean each occasion the Company elects to exercise its right to tender a Put Notice requiring the Investor to purchase shares of the Company's Common Stock, subject to the terms of this Agreement.

           Section 1.27 "Put Date" shall mean the Trading Day during the Commitment Period that a Put Notice to issue and sell Common Stock to the Investor is deemed delivered pursuant to Section 2.2(b) hereof.


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



           Section 1.28 "Put Notice" shall mean a written notice to the Investor setting forth the Investment Amount that the Company intends to Put to the Investor, including the certification that the Company has complied in all material respects with all obligations and conditions contained in this Agreement.

           Section 1.29 "Put Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to a Put that has occurred or may occur in accordance with the terms and conditions of this Agreement.

           Section 1.30 "Registrable Securities" shall mean any of the shares of Common Stock issued to the Placement Agent (excluding those issued as a result of a Closing for a Put), Initial Shares, Put Shares, Repricing Shares, and the Warrant Shares (i) in respect of which the Registration Statement has not been declared effective by the SEC, (ii) which have not been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met, (iii) which have not been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities bearing a restrictive legend or (iv) the sales of which, in the opinion of counsel to the Company, are subject to any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

           Section 1.31 "Registration Rights Agreement" shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investor on the Subscription Date annexed hereto as Exhibit A.

           Section 1.32 "Registration Statement" shall mean a registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement, the Registration Rights Agreement, and the Warrant and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

           Section 1.33 "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

           Section 1.34 "Reset Price" shall mean ninety (90%) percent of the Market Price on the applicable Repricing Date as set forth in Section 2.9 below.

           Section 1.35 "SEC" shall mean the Securities and Exchange Commission.

           Section 1.36 "Section 4(2)" shall have the meaning set forth in the recitals of this Agreement.

           Section 1.37 "Securities" shall mean any of the shares of Common Stock issued to the Placement Agent, the Additional Shares, the Initial Shares, Put Shares, Repricing Shares, and the Warrant Shares.

           Section 1.38 "Securities Act" shall have the meaning set forth in the recitals of this Agreement.

           Section 1.39 "SEC Documents" shall mean the Company's latest Form 10-K or 10-KSB as of the time in question, all Forms 10-Q or 10-QSB and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

           Section 1.40 "Subscription Date" shall mean the date on which this Agreement is executed and delivered by the parties hereto and all of the conditions relating to the Initial Shares shall have been fulfilled.

           Section 1.41 "Trading Cushion" shall mean the mandatory ten (10) Trading Days between Put Dates.

           Section 1.42 "Trading Day" shall mean any day during which the New York Stock Exchange shall be open for business.

           Section 1.43 "Valuation Event" shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions:

           (a)        subdivides or combines its Common Stock;

           (b) pays a dividend in its Capital Shares or makes any other distribution of its Capital Shares;

           (c) issues any additional Capital Shares ("Additional Capital Shares"), otherwise than as provided in the foregoing Subsections (a) and (b) above, at a price per share less, or for other consideration lower, than the Bid Price in effect immediately prior to such issuance, or without consideration;

           (d) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Bid Price in effect immediately prior to such issuance;

           (e) issues any securities convertible into or exchangeable for Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Bid Price in effect immediately prior to such issuance;

           (f) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (e)); or

           (g) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing Subsections (a) through (f) hereof, inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a Material Adverse Effect upon the rights of the Investor at the time of a Put or exercise of the Warrant.

           Section 1.44 "Valuation Period" shall mean, with respect to the Purchase Price on any Put Date, the five (5) day trading period consisting of the three (3) Trading Days immediately preceding and the one (1) Trading Day following the Trading Day on which a Put Notice is deemed to be delivered, and the Trading Day on which such notice is deemed to be delivered; provided, however, that if a Valuation Event occurs during a Valuation Period, a new Valuation Period shall begin on the Trading Day immediately after the occurrence of such Valuation Event and end on the seventh Trading Day thereafter.

           Section 1.45  "Warrant A" shall have the meaning set forth in Section
2.5 and substantially in the form of Exhibit B.

           Section 1.46  "Warrant B" shall have the meaning set forth in Section
2.6 and substantially in the form of Exhibit C.

           Section 1.47 "Warrant Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to exercise of Warrant A or Warrant B.

                                   ARTICLE II

                        Purchase and Sale of Common Stock

           Section 2.1 Investments.

           (a) Puts. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII hereof), on any Put Date the Company may make a Put by the delivery of a Put Notice/ Compliance Certificate in the form attached hereto as Exhibit D. The number of Put Shares that the Investor shall receive pursuant to such Put shall be determined by dividing the Investment Amount specified in the Put Notice by the Purchase Price on such Put Date, which number of shares shall not exceed the Maximum Put Amount on such date.

           (b) Maximum Aggregate Amount of Puts. Unless the Company obtains Shareholder approval pursuant to the applicable corporate governance rules of the Nasdaq Stock Market, the Investor may not be compelled to make a purchase which results in the issuance to the Investor of more than 19.99% of the shares of Common Stock (measured from the Subscription Date) as a result of the transactions contemplated by this Agreement.

           Section 2.2   Mechanics.

           (a) Put Notice. At any time during the Commitment Period, the Company may deliver a Put Notice to the Investor, subject to the conditions set forth in Section 7.1; provided, however, the Investment Amount for each Put as designated by the Company in the applicable Put Notice shall be neither less than $100,000 nor more than the Maximum Put Amount.

           (b) Date of Delivery of Put Notice. A Put Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 2:00 p.m. Eastern Time, or
(ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 2:00 p.m. Eastern Time on a Trading Day or at any time on a day which is not a Trading Day. No Put Notice may be deemed delivered, on a day that is not a Trading Day.

           Section 2.3 Closings. On each Closing Date for a Put (i) the Company shall deliver (a) to the Escrow Agent for the benefit of the Investor one or more certificates, at the Investor's option, representing the Put Shares to be purchased by the Investor pursuant to Section 2.1 herein, registered in the name of the Investor or, at the Investor's option, deposit such certificate(s) into such account or accounts previously designated by the Investor, and (b) to the Escrow Agent for the Placement Agent that number of shares of Common Stock set forth in Section 13.7; and (ii) the Investor shall deliver to escrow the Investment Amount specified in the Put Notice by wire transfer of immediately available funds to the Escrow Agent on or before the Closing Date. In addition, on or prior to the Closing Date, each of the Company, the Placement Agent, and the Investor shall deliver to the Escrow Agent all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein. Payment of funds to the Company and delivery of the certificates to the Investor and the Placement Agent shall occur on the Closing Date out of escrow in accordance with the escrow agreement referred to in
Section 7.2 (m); provided, however, that to the extent the Company has not paid the fees, expenses, and disbursements of the Investor's counsel, and Placement Agent in accordance with Section 13.7, the amount of such fees, expenses, and disbursements shall be paid in immediately available funds, at the direction of the Investor, to Investor's counsel with no reduction in the number of Put Shares issuable to the Investor on such Closing Date.

           Section 2.4 Termination of Investment Obligation. The obligation of the Investor to purchase shares of Common Stock shall terminate permanently (including with respect to a Closing Date that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of twenty (20) Trading Days during the Commitment Period, for any reason other than deferrals or suspensions in accordance with the Registration Rights Agreement as a result of corporate developments subsequent to the Subscription Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act or (ii) the Company shall at any time fail to comply with the requirements of
Section 6.3, 6.4 or 6.6; provided, that in the case of clause (i) above, the Investor's obligation to purchase shares of Common Stock shall be reinstated when the Investor receives copies of the supplemented or amended prospectus contemplated by the Registration Rights Agreement.

           Section 2.5    The Warrants.

           (a) Warrant A. On the Subscription Date, the Company will issue to the Investor and the Placement Agent Warrant A exercisable beginning six months from the Subscription Date and then exercisable any time over the five year period there following, to purchase an aggregate of 20,000 Warrant Shares for the Investor and 20,000 Warrant Shares for the Placement Agent at the Exercise Price (as defined in the Warrant). Warrant A shall be delivered by the Company to the Escrow Agent, and delivered to the Investor and Placement Agent pursuant to the terms of this Agreement and the Escrow Agreement. The Warrant Shares shall be registered for resale pursuant to the Registration Rights Agreement.

           (b) Warrant B. On the Subscription Date, the Company will issue to the Investor Warrant B exercisable beginning six months from the Subscription Date and then exercisable any time over the five year period there following, to purchase an aggregate of 20,000 Warrant Shares at the Exercise Price (as defined in the Warrant). Warrant B shall be delivered by the Company to the Escrow Agent, and delivered to the Investor pursuant to the terms of this Agreement and the Escrow Agreement. The Warrant Shares shall be registered for resale pursuant to the Registration Rights Agreement.

           Section 2.6 Additional Shares. In the event that (a) within five Trading Days of the date the Investor receives any of the Securities issued hereunder, of an impending "blackout period" in accordance with the Sections 3(g) and 3(h) of the Registration Rights Agreement, and (b) the Bid Price on the Trading Day immediately preceding such "blackout period" (the "Old Bid Price") is greater than the Bid Price on the first Trading Day following such "blackout period" (the "New Bid Price"), the Investor may sell its Registrable Securities at the New Bid Price pursuant to an effective Registration Statement, and the Company shall issue to the Investor a number of additional shares equal to the difference between (y) the product of the number of Registrable Securities held by the Investor during such "blackout period" that are not otherwise freely tradeable and the Old Bid Price, divided by the New Bid Price and (z) the number of Registrable Securities held by the Investor during such "blackout period" that are not otherwise freely tradeable.

           Section 2.7 Liquidated Damages. In the event that the Company does not deliver unlegended Common Stock in connection with the sale of such Common Stock by the Investor as set forth in Article IX below, within five (5) Trading Days of surrender by the Investor of the Common Stock certificate as is set forth in Article IX below (such date of receipt is referred to as the "Receipt Date"), the Company shall pay to the Investor, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, one (1%) percent of the Purchase Price of the Common Stock undelivered for every day thereafter for the first ten (10) days and two (2%) percent for every day thereafter that the unlegended shares of Common Stock are not delivered, which liquidated damages shall run from the sixth (6th) Trading Day after the Receipt Date.


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



Any and all payments required pursuant to this paragraph shall be payable only in cash. The parties hereto acknowledge and agree that the sum payable pursuant to the Registration Rights Agreement and as set forth above, and the obligation to issue Registrable Securities under Section 2.6 above shall constitute liquidated damages and not penalties. The parties further acknowledge that the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, and the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

           Section 2.8    Initial Purchase.

           (a) The Company agrees to sell and the Investors agree to purchase that number of shares of Common Stock (the "Initial Shares") determined by dividing the $1,000,000 by the Purchase Price for the Initial Shares on the Subscription Date. The Initial Shares will be subject to repricing as described in Section 2.9 herein.

           (b) The right of the Company to receive the Initial Shares Investment Amount from the Investors, and the right of the Investors to receive the Initial Shares and Warrants A and B is subject to the satisfaction on the Closing Date for the Initial Shares and Warrants A and B, of each of the following conditions:

                      (i) acceptance by the Company, and by the Investor, of this Agreement and all duly executed Exhibits thereto by an authorized officer of the Company;

                      (ii) deliveryinto escrow by Investor of good cleared funds as the Initial Shares Investment Amount (as more fully set forth in the Escrow Agreement attached hereto as Exhibit E);

                      (iii) allrepresentations and warranties of the Investor and of the Company contained herein shall remain true and correct as of the Subscription Date;

                      (iv) the Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Common Stock and both the Warrant A and Warrant B, or shall have the availability of exemptions therefrom;

                      (v) the sale and issuance of the Common Stock, both the Warrant A and Warrant B, and the proposed issuance of the Common Stock underlying both the Warrant A and Warrants B shall be legally permitted by all laws and regulations to which the Investor and the Company are subject; and all duly executed Exhibits hereto for the sale of the Securities;

                      (vi)       delivery   of  the   original   Securities   as
                                 described herein; and

                      (vii) receipt by the Investor of an opinion of counsel of the Company as set forth in Exhibit F attached hereto.

           Section 2.9   Repricing.

           (a) First Repricing Date. Upon the Effective Date the Company agrees to issue that number of additional shares of Common Stock (if any) resulting from the deficiency between one third of that number of Initial Shares which would have been issued had the Reset Price on the Effective Date (also referred to as the "First Repricing Date") been utilized and one third of the Initial Shares actually issued on the Subscription Date. Such shares shall be delivered within three (3) Trading Days of the Effective Date.

           (b) Second Repricing. Upon the thirtieth (30th) calendar day after the Effective Date (the "Second Repricing Date"), the Company agrees to issue that number of additional shares of Common Stock (if any) resulting from the deficiency between one third of that number of Initial Shares which would have been issued had the Reset Price on the Second Repricing Date been utilized and one third of the Initial Shares actually issued on the Subscription Date. Such shares shall be delivered within three (3) Trading Days of the Second Repricing Date.

           (c) Third Repricing. Upon the sixtieth (60th) calendar day after the Effective Date (the "Third Repricing Date"), the Company agrees to issue that number of additional shares of Common Stock (if any) resulting from the deficiency between one third of that number of Initial Shares which would have been issued had the Reset Price on the Third Repricing Date been utilized and one third of the Initial Shares actually issued on the Subscription Date. Such shares shall be delivered within three (3) Trading Days of the Third Repricing Date.

           (d) All shares issued under this Section shall be referred to as "Repricing Shares" and the Company agrees to that in the event there is an insufficient number of shares of Common Stock being registered in the Registration Statement for the inclusion of the Repricing Shares, the Company agrees to file, and cause to be effective, any amendment necessary to the Registration Statement to include the Repricing Shares. The Company shall only be required to issue Repricing Shares based upon that number of shares of Common Stock beneficially held by the Investor on each Repricing Date.

           Section 2.10 Repurchase. In the event the Closing Bid Price of the Common Stock is less than One ($1.00) Dollar, the Company may repurchase any amount of shares of Common Stock then beneficially owned by the Investors (repurchased pro rata amongst the Investors) issued pursuant to this Agreement (except the Put Shares) in cash at one hundred ten (110%) percent of the Investor's original Purchase Price of the Common Stock (the "Repurchase Price"). Upon receipt by Investor of notice by the Company (the "Repurchase Notice") of its right to repurchase the aforementioned shares of Common Stock held by the Investor (the "Repurchase Date"), the Company shall wire transfer the appropriate amount of funds into an escrow account mutually agreed upon by both the Company and Investor within three (3) business days of the Repurchase Date. Additionally, if the Company has not deposited into escrow the Repurchase Price for the benefit of the Investor, within three (3) business days after the Repurchase Date, the Company shall have waived its right to repurchase at any time, and shall pay to the Investors, in immediately available funds, liquidated damages in the amount of ten (10%) percent of the Repurchase Price. However, in no event shall the Company: (i) be allowed to send a Repurchase Notice to the Investor within five (5) days of a Repricing Date, or within five (5) days after any Repricing Date, or (ii) be entitled to repurchase any Put Shares.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

           The Investor represents and warrants to the Company that:

           Section 3.1 Intent. The Investor is entering into this Agreement for its own account and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

           Section 3.2 Sophisticated Investor. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Common Stock. The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

           Section 3.3 Authority. This Agreement has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

           Section 3.4 Not an Affiliate. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities
Act) of the Company.

           Section 3.5 Organization and Standing. Investors are corporations duly organized, validly existing, and in good standing under the laws of the countries of their incorporation or organization.

           Section 3.6 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated thereby, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, or, to the Investor's knowledge, (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder; (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

           Section 3.7 Disclosure; Access to Information. Investor has received all documents, records, books and other information pertaining to Investor's investment in the Company that have been requested by Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and Investor has reviewed or received copies of any such reports that have been requested by it.

           Section 3.8 Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

           Section 3.9 Registration or Exemption Requirements. The Investor further acknowledges and understands that the Securities may not be transferred, resold or otherwise disposed of except in a transaction registered under the Securities Act and any applicable state securities laws, or unless an exemption from such registration is available. The Investor understands that the certificate(s) evidencing these Securities will be imprinted with a legend that prohibits the transfer of these Securities unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Securities Act and, if the Company shall so request in writing, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

           Section 3.10 No Legal, Tax or Investment Advice. The Investor understands that nothing in this Agreement or any other materials present to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Investor has relied on, and has consulted with, such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Common Stock.

           Section 3.11 Put/Short Positions. Neither the Investor, nor any affiliate of the Investor, has any present intention of entering into any put option, short position or other similar position with respect to the Securities.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to the Investor that:

           Section 4.1 Organization of the Company. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has all requisite corporate authority to own its properties and to carry on its business as now being conducted except as described in the SEC Documents. Except for Tech International of Virginia, Inc., the Company does not have any subsidiaries and does not own or control any other business entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

           Section 4.2 Authority. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement, and both Warrants A and B and to issue the Initial Shares, Additional Shares, Put Shares, Repricing Shares, both Warrants A and B and the Warrant Shares, (ii) the execution, issuance and delivery of this Agreement, the Registration Rights Agreement, the Escrow Agreement, and both Warrants A and B by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) this Agreement, the Registration Rights Agreement, the Escrow Agreement, and both Warrants A and B have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

           Section 4.3 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $0.01, of which 15,708,015 shares were issued and outstanding as of March 31, 1998, and 6,000,000 shares of Preferred Stock, par value $0.01, of which 4,895shares were issued and outstanding as of March 31, 1998. Except as set forth in the SEC Documents, there are no outstanding Capital Shares Equivalents. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

           Section 4.4 Common Stock. The Company has registered its Common Stock pursuant to Section 12(b) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the Principal Market. As of the date hereof, the Principal Market is the Nasdaq Small Cap Market.

           Section 4.5. SEC Documents. The Company has delivered or made available to the Investor true and complete copies of the SEC Documents filed by the Company with the SEC during the twelve (12) months immediately preceding the Subscription Date (including, without limitation, proxy information and solicitation materials). The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and rules and regulations of the SEC promulgated thereunder and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

           Section 4.6 Valid Issuances. When issued, the Initial Shares, the Put Shares, the Additional Shares, the Repricing Shares, and the Warrant Shares will be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Initial Shares, the Additional Shares, the Put Shares, the Repricing Shares, Warrants A and B, or the Warrant Shares pursuant to, nor the Company's performance of its obligations under, this Agreement, the Registration Rights Agreement, the Escrow Agreement, or Warrants A and B will (i) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon the Initial Shares, the Additional Shares, the Put Shares, the Repricing Shares, the Warrant Shares or any of the assets of the Company, or
(ii) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company.

           Section 4.7 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Put Shares, the Additional Shares, the Repricing Shares, Warrants A and B, or the Warrant Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Initial Shares, the Additional Shares, the Put Shares, the Repricing Shares, Warrants A and B, or the Warrant Shares under the Securities Act.

           Section 4.8 Corporate Documents. The Company has furnished or made available to the Investor true and correct copies of the Company's Articles of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

           Section 4.9 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Common Stock and Warrants A and B do not and will not (i) result in a violation of the Company's Articles of Incorporation or By-Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" (except those shares of Common Stock issued to the Placement Agent as set forth in Section 13.7 below) or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the

Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Common Stock or Warrants A and B in accordance with the terms hereof (other than any SEC, NASD, Nasdaq or state securities filings that may be required to be made by the Company subsequent to any Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on the Nasdaq Small Cap Market ); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreemens of the Investor herein.

           Section 4.10 No Material Adverse Change. Since April 1, 1997, no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in the SEC Documents.

           Section 4.11 No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, and are not disclosed in the SEC Documents or otherwise publicly announced, other than those set forth in the Company's financial statements or as incurred in the ordinary course of the Company's businesses since April 1, 1997, and which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

           Section 4.12 No Undisclosed Events or Circumstances. Since April 1, 1997, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

           Section 4.13 No Integrated Offering. To the Company's knowledge, neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the Common Stock under the Securities Act.

           Section 4.14 Litigation and Other Proceedings. Except as may be set forth in the SEC Documents, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which would reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental agency which would be reasonably expected to result in a Material Adverse Effect.

                                    ARTICLE V

                            COVENANTS OF THE INVESTOR

           Section 5.1 Compliance with Law. The Investor's trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of the Principal Market on which the Company's Common Stock is listed.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

           Section 6.1 Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect so long as any Registrable Securities remain outstanding and the Company shall comply in all material respects with the terms thereof.

           Section 6.2 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Put Shares and the Warrant Shares; such amount of shares of Common Stock to be reserved shall be calculated based upon the minimum Purchase Price therefor under the terms of this Agreement and Warrant A and Warrant B . The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered hereunder and the number of shares so reserved shall be increased or decreased to reflect potential increases or decreases in the Common Stock that the Company may thereafter be so obligated to issue by reason of adjustments to Warrants A and/or B.

           Section 6.3 Listing of Common Stock. The Company hereby agrees to maintain the listing of the Common Stock on a Principal Market, and as soon as practicable (but in any event prior to the commencement of the Commitment Period) to list the Initial Shares, the Additional Shares, the Put Shares, the Repricing Shares, and the Warrant Shares. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Put Shares, the Additional Shares, the Repricing Shares, and the Warrant Shares, and will take such other action as is reasonably necessary or desirable in the opinion of the Investor to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company will take all action to continue the listing and trading of its Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market.

           Section 6.4 Exchange Act Registration. The Company will cause its Common Stock to continue to be registered under Section 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act.

           Section 6.5 Legends. The certificates evidencing the Common Stock to be sold by the Investor pursuant to Section 9.1 shall be free of legends, except as set forth in Article IX.

           Section 6.6 Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

           Section 6.7 Additional SEC Documents. The Company will deliver to the Investor, as and when the originals thereof are submitted to the SEC for filing, copies of all SEC Documents so furnished or submitted to the SEC periodically during the time period that this Agreement is in effect.

           Section 6.8 Notice of Certain Events Affecting Registration; Suspension of Right to Make a Put. The Company will immediately notify the Investor upon the occurrence of any of the following events in respect of a registration statement or related prospectus in respect of an offering of Registrable Securities: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the registration statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to the Investor any Put Notice during the continuation of any of the foregoing events.

           Section 6.9 Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

           Section 6.10 Issuance of Put Shares and Warrant Shares. The sale of the Put Shares and the issuance of the Warrant Shares pursuant to exercise of Warrants A and B shall be made in accordance with the provisions and requirements of Section 4(2) of Regulation D and any applicable state securities law.

           Section 6.11 Legal Opinion on Subscription Date. The Company's independent counsel shall deliver to the Investor upon execution of this Agreement, and upon the Closings for Put Shares as set forth in Section 7.2 (m) below, an opinion in the form of Exhibit F annexed hereto.


                                   ARTICLE VII

            CONDITIONS TO DELIVERY OF PUTS AND CONDITIONS TO CLOSING

           Section 7.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock. The obligation hereunder of the Company to issue and sell the Put Shares to the Investor incident to each Closing is subject to the satisfaction, at or before each such Closing, of each of the conditions set forth below.

           (a)        Accuracy of the Investor's  Representation and Warranties.
The representations and warranties of the Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Closing as though made at each such time.

           (b) Performance by the Investor. The Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

           Section 7.2 Conditions Precedent to the Right of the Company to Deliver a Put Notice and the Obligation of the Investor to Purchase Put Shares. The right of the Company to deliver a Put Notice and the obligation of the Investor hereunder to acquire and pay for the Put Shares incident to a Closing is subject to the satisfaction, on (i) the date of delivery of such Put Notice and (ii) the applicable Closing Date (each a "Condition Satisfaction Date"), of each of the following conditions:

           (a) Registration of the Common Stock with the SEC. The Company shall have filed with the SEC a Registration Statement with respect to the resale of the Registrable Securities in accordance with the terms of the Registration Rights Agreement. As set forth in the Registration Rights Agreement, the Registration Statement (which includes all Put Shares in the Put Notice) shall have previously become effective and shall remain effective on each Condition Satisfaction Date and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and the Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action), and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist. The Registration Statement must have been declared effective by the SEC prior to the first Put Date.

           (b) Authority. The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Put Shares, or shall have the availability of exemptions therefrom. The sale and issuance of the Put Shares shall be legally permitted by all laws and regulations to which the Company is subject.


           (c)        Accuracy of the Company's  Representations and Warranties.
The representations and warranties of the Company shall be true and correct in all material respects as of each Condition Satisfaction Date as though made at each such time (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including each Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing impairment to the Company or the Investor.

           (d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement, the Registration Rights Agreement and Warrants A and B to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

           (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

           (f) Adverse Changes. Since the date of filing of the Company's most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

           (g)        No  Suspension of Trading In or Delisting of Common Stock.
The trading of the Common Stock (including, without limitation, the Put Shares) is not suspended by the SEC or the Principal Market, and the Common Stock (including, without limitation, the Put Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. The issuance of shares of Common Stock with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market. The Company shall not have received any notice threatening the listing of the Common Stock on the Principal Market.

           (h) 4.99% Percent Limitation. On each Closing Date, the number of Put Shares then to be purchased by the Investor exceeding the number of such shares which, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning no more than 4.99% of all of such Common Stock as would be outstanding on such Closing Date, as determined in accordance with Rule 13d-3 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 7.2(i), in the event that the amount of Common Stock outstanding as determined in accordance with Rule 13d-3 of the Exchange Act and the regulations promulgated thereunder is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement and, if any, Warrant Shares, would own more than 4.99% of the Common Stock following such Closing.

           (i) Minimum Average Trading Volume. The average trading volume for the Common Stock over the previous thirty (30) Trading Days exceeds 5,000 shares per Trading Day.

           (j) No Knowledge. The Company has no knowledge of any event more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the ten Trading Days following the Trading Day on which such Notice is deemed delivered).

           (k) Trading Cushion. The Trading Cushion shall have elapsed since the next preceding Put Date.

           (l) Escrow Agreement. The parties hereto shall have entered into a mutually acceptable escrow agreement.

           (m) Legal Opinion. On the first Closing of the Put Shares the Investor shall receive an opinion from counsel to the Company substantially in the form of Exhibit F annexed hereto. The Investor shall only be entitled to receive such an opinion of counsel on one occasion during each ninety (90) day period following the Closing Date of the first Put. For example, the Investor shall not be entitled to receive an opinion of Company counsel in the event the Closing Date for a subsequent Put is within ninety (90) days after the Closing Date for the preceding Put. However, the Investor is entitled to an opinion of Company counsel in the event the Closing Date for the second Put is more than ninety (90) days after the first Put.

           (n) Other. On each Condition Satisfaction Date, the Investor shall have received and been reasonably satisfied with such other certificates and documents as shall have been reasonably requested by the Investor in order for the Investor to confirm the Company's satisfaction of the conditions set forth in this Section 7.2, including, without limitation, a certificate in substantially the form and substance of Exhibit D hereto, executed in either case by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as at the date of each such certificate.


                                  ARTICLE VIII

         DUE DILIGENCE REVIEW; NON-DISCLOSURE OF NON-PUBLIC INFORMATION

           Section 8.1 Due Diligence Review. The Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor (who may or may not be affiliated with the Investor and who are reasonably acceptable to the Company), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, NASD or other filing, all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by the Investor or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

           Section 8.2         Non-Disclosure of Non-Public Information

           (a) The Company shall not disclose non-public information to the Investor, advisors to or representatives of the Investor unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. The Company may, as a condition to disclosing any non-public information hereunder, require the Investor's advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investor.

           (b) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 8.2 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE IX
                                     Legends

           Section  9.1  Legends.   Unless   otherwise   provided  below,   each
certificate representing Registrable Securities will bear the following legend (the "Legend"):

           THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS CERTIFICATE IS THE BENEFICIARY OF CERTAIN OBLIGATIONS OF THE COMPANY SET FORTH IN A PRIVATE EQUITY LINE OF CREDIT AGREEMENT DATED AS OF APRIL 13, 1998. A COPY OF THE PORTION OF THE AFORESAID AGREEMENT EVIDENCING SUCH OBLIGATIONS MAY BE OBTAINED FROM THE COMPANY'S EXECUTIVE OFFICES.

           Upon the execution and delivery hereof, the Company is issuing to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) instructions in substantially the form of Exhibit G hereto. Such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be, except as otherwise expressly provided in the Registration Rights Agreement. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent for the Common Stock from time to time upon transfer of Registrable Securities by the Investor to issue certificates evidencing such Registrable Securities free of the Legend during the following periods and under the following circumstances and without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the transfer agent by or from the Company or its counsel or the Investor:

           (a) at any time after the Effective Date, upon surrender of one or more certificates evidencing Common Stock that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered; provided that (i) the Registration Statement shall then be effective; (ii) the Investor confirms to the transfer agent that it has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Common Stock in a bona fide transaction to a third party that is not an affiliate of the Company; and (iii) the Investor confirms to the transfer agent that the Investor has complied with the prospectus delivery requirement. The requirements set forth in subsection 9.1(a)(ii) and 9.1(a)(iii) shall only apply in the event the Company registers the Common Stock pursuant to a Form S-3 registration statement pursuant to the Registration Rights Agreement. In the event the Company registers the Common Stock by means of a registration statement other then a Form S-3 registration statement, than only the condition in subsection 9.1(a)(i) herein shall apply.

           (b) at any time upon any surrender of one or more certificates evidencing Registrable Securities that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing representations that (i) the Investor is permitted to dispose of such Registrable Securities without limitation as to amount or manner of sale pursuant to Rule 144(k) under the Securities Act or (ii) the Investor has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Registrable Securities in a manner other than pursuant to an effective registration statement, to a transferee who will upon such transfer be entitled to freely tradeable securities.

           Any of the notices referred to above in this Section 9.1 may be sent by facsimile to the Company's transfer agent.

           Section 9.2 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 9.1 has been or shall be placed on the share certificates representing the Common Stock and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article IX.

           Section 9.3 Investor's Compliance. Nothing in this Article shall affect in any way the Investor's obligations under any agreement to comply with all applicable securities laws upon resale of the Common Stock.

                                    ARTICLE X

                                  CHOICE OF LAW

           Section 10.1 Choice of Law; Venue; Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of New York, except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the U.S. District Court sitting in the Southern District of the State of New York or the state courts of the State of New York sitting in Manhattan in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

                                   ARTICLE XI

              ASSIGNMENT; ENTIRE AGREEMENT, AMENDMENT; TERMINATION

           Section 11.1 Assignment. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, (a) the provisions of this Agreement shall inure to the benefit of, and be enforceable by, any transferee of any of the Common Stock purchased or acquired by the Investor hereunder with respect to the Common Stock held by such person, and (b) upon the prior written consent of the Company, which consent shall not unreasonably be withheld, the Investor's interest in this Agreement may be assigned at any time, in whole or in part, to any affiliate of the Investor who agrees to make the representations and warranties contained in Article III and who agrees to be bound by the covenants of Article V.

           Section 11.2 Termination. This Agreement shall terminate upon the earliest of (i) the date that all the Registrable Securities have been sold by the Investors pursuant to the Registration Statement; (ii) the date the Investors receive an opinion from counsel to the Company that all of the Registrable Securities may be sold under the provisions of Rule 144; (iii) the Company's written election to the Investors, which may be made at any time after the occurrence of both (A) the Closing on the Initial Shares, and (B) there has been Closing(s) for Put Shares for an aggregate Purchase Price of more than One Million ($1,000,000) Dollars; (iv) the Investors fail to timely provide the funds for a Put Closing Date as set forth in Section 1.5 above; and (v) two years after the commencement of the Commitment Period; provided, however, that the provisions of Articles III, IV, V, VI, VII, VIII, IX, X, XI, and XII, herein and the registration rights provisions for the Registrable Securities held by the Investor set forth in this Agreement and the Registration Rights Agreement, shall survive the termination of this Agreement.

                                   ARTICLE XII

                                     NOTICES

           Section 12.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served,
(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

           If to Xybernaut Corporation:   Edward G. Newman and Steven A. Newman
                                          12701 Fair Lakes Circle, Suite 550
                                          Fairfax, VA  2203
                                          Telephone: (703) 631-6925
                                          Facsimile:  (703) 631-7070

           With a copy to:                Martin Eric Weisberg, Esq.
                                          Parker Chapin Flattau & Klimpl, LLP
                                          1211 Avenue of the Americas
                                          New York, NY  10036
                                          Telephone: (212) 704-6000
                                          Facsimile:  (212) 704-6288


           If to the Investor at the addresses set forth on Schedule A attached hereto.


           with a copy to:                Scott H. Goldstein, Esq.
           (shall not constitute notice)  Goldstein, Goldstein & Reis, LLP
                                          65 Broadway, 10th Floor
                                          New York, NY  10006
                                          Telephone: (212) 809-4220
                                          Facsimile: (212) 809-4228

           Either party hereto may from time to time change its address or facsimile number for notices under this Section 12.1 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

           Section 12.2 Indemnification. The Company agrees to indemnify and hold harmless the Investor and each person, if any, who controls the Investor within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees), to which the Investor may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the breach of any term of this Agreement. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

           Each Investor agrees that it will indemnify and hold harmless the Company, and each officer, director of the Company or person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees) to which the Company or any such officer, director or controlling person may become subject under the Securities Act or otherwise, insofar as such losses claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the breach of any term of this Agreement. This indemnity agreement will be in addition to any liability which the Investor or any subsequent assignee may otherwise have.

           Promptly after receipt by an indemnified party under this Section 12 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than as to the particular item as to which indemnification is then being sought solely pursuant to this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that if the indemnified party is the Investor, the fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (ii) the named parties to any such action (including any impleaded parties) include both the Investor and the indemnifying party and the Investor shall have been advised by such counsel that there may be one or more legal defenses available to the indemnifying party different from or in conflict with any legal defenses which may be available to the Investor (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the Investor, it being understood, however, that the indemnifying party shall, in connetion with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for the Investor, which firm shall be designated in writing by the Investor). No settlement of any action against an indemnified party shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

           Section 12.3 Contribution. In order to provide for just and equitable contribution under the Securities Act in any case in which (i) the indemnified party makes a claim for indemnification pursuant to Section 12.2 hereof but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 12.2 hereof provide for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party, then the Company and the applicable Investor shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in Section 12.2 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contributions from any person who was not guilty of such fraudulent misrepresentation.


                                  ARTICLE XIII

                                  MISCELLANEOUS

           Section 13.1 Counterparts; Facsimile; Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by all parties.



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



           Section 13.2 Entire Agreement. This Agreement, the Exhibits or Attachments hereto, which include, but are not limited to Warrant A and B, the Escrow Agreement, and the Registration Rights Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Attachments to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

           Section 13.3 Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive each Closing hereunder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

           Section 13.4 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

           Section 13.5 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

           Section 13.6 Replacement of Certificates. Upon (i) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing the Put Shares and (ii) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or (iii) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

           Section 13.7 Fees and Expenses. Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall pay on the Subscription Date, to (i) the Placement Agent, five (5%) percent of the Initial Shares Investment Amount in cash, 50,000 shares of Common Stock (which are to be included in the definition of "Registrable Securities" above, and are subject to a one year lock-up from the Subscription Date), and a Warrant A to purchase 20,000 shares of Common Stock, and (ii) to Goldstein, Goldstein & Reis, LLP, one (1%) percent of the Initial Shares Investment Amount in cash. In addition to the fees set forth above, the Company also agrees to pay the following upon the Closing for each Put: (i) to the Placement Agent, five (5%) percent of the gross proceeds in cash, and five (5%) percent of the number of shares of Common Stock issuable in total to the Investors for each Put, and (ii) to Goldstein, Goldstein & Reis, LLP one half of one (0.5%) percent of the gross proceeds, with a cap of Two Thousand Five ($2,500) Dollars per Closing of Put Shares.


                  [Remainder of Page Intentionally Left Blank]

                            [Signature Page Follows]


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



           IN WITNESS WHEREOF, the parties hereto have caused this Private Equity Line of Credit Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.



                                          XYBERNAUT CORPORATION


                                          By_________________________


                                          BALMORE FUNDS, S.A.


                                          By_________________________
                                               Francois Morax


                                          AUSTOST ANSTALT SCHAAN


                                          By_________________________
                                                Thomas Hackl


                                          SETTONDOWN CAPITAL INTER-
                                            NATIONAL LTD.



                                          By_________________________
                                               Anthony L. M. Inder Riden

                                   SCHEDULE A



INVESTORS:

1.   BALMORE FUNDS, S.A.

           Trident Chambers
           P.O. Box 146
           Roadstown, Tortola, BVI
           Tel.:     011-411-71-201-6262
           Fax:      011-441-71-201-4800
           Attn:     Francois Morax
           Initial Investment Amount: $500,000.00

2.   AUSTOST ANSTALT SCHAAN

           733 Fuerstentum
           Lichenstein Landstrasse 163
           Tel:  011 431.53.453.2951
           Fax:  011 431.53.453.2895
           Attn:     Thomas Hackl
           Initial Investment Amount: $500,000.00




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